EXHIBIT 10.22

                  COLLABORATIVE RESEARCH AND LICENSE AGREEMENT

                                 EXECUTION COPY

         THIS COLLABORATIVE RESEARCH AND LICENSE AGREEMENT (the "AGREEMENT"), effective the 20 day of December, 2000 (the "EFFECTIVE DATE"), is by and between NOVARTIS PHARMA AG, a corporation organized under the laws of SWITZERLAND ("NOVARTIS"), having its principal place of business at Lichtstrasse 35, CH-4000 Basel, Switzerland, and CELGENE CORPORATION, a Delaware corporation ("CELGENE"), having its principal place of business at 7 Powder Horn Drive, Warren, NJ 07059, U.S.A. (each, a "PARTY" and, collectively, the "PARTIES").

                                    RECITALS

         WHEREAS, Celgene and its Affiliates (as defined below) developed expertise and acquired proprietary rights related to selective estrogen receptor modulator compounds ("SERMS") which are selective for Estrogen Receptor ("ER")(alpha) ("ER(alpha)") in U2OS cells (the "ER(alpha)SELECTIVITY" as defined in Section 1.16);

         WHEREAS,   Novartis  and  its  affiliates   engaged  in  the  research,
development, marketing, manufacture and distribution of pharmaceutical compounds useful in treating or preventing human diseases and conditions; and

         WHEREAS, the Parties desire to engage in a joint research effort to identify or discover, on the basis of Celgene's lead and library compounds, SERMs which are Er(alpha)Selective in U2OS cells (including, without limitation, compounds in the SP500263 Series (as defined below), as well as analogs thereof made by Celgene prior to the Effective Date as part of its internal research program in the Oncology Fild (as defined below) to develop pharmaceutical products from such compounds for the treatment, prevention and diagnosis of osteoporosis and for other indications as described herein.

         NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, Novartis and Celgene agree as follows:

1.       DEFINITIONS

         For the purposes of this Agreement, the following terms, whether used in their singular or plural form, shall have the respective meanings set forth below:

         1.1 "Active Compound" shall mean a Research Compound which has been identified or confirmed as meeting those criteria for Er(alpha) potency and selectivity set forth in Exhibit A hereto in the Primary Field. Active Compounds shall include, without limitation, Celgene's proprietary compounds known as SP500263, SPC0001422 (formerly SP500290)and SPC0001426. Active Compounds shall specifically exclude Celgene's proprietary compound known as SPC0008490.

         1.2 "Additional Field" shall mean the treatment, prevention and diagnosis of a disease or disorder, other than a disease or disorder within the Primary Field or the Oncology Field.

         1.3 "Affiliate" shall mean, with respect to a Party to this Agreement, any other entity, whether de jure or de facto, which directly or indirectly controls, is controlled by, or is under common control with, such Party. A business entity or Party shall be regarded as in control of another business entity if it owns, or directly or indirectly controls, at least fifty percent (50%) (or such lesser percentage which is the maximum allowed to be owned by a foreign entity in a particular jurisdiction) of the voting stock or other ownership interest of the other entity, or if it directly or indirectly possesses the power to direct or cause the direction of the management and policies of the other entity by any lawful means whatsoever.

         1.4 "Back-Up Compound" shall mean an Active Compound which Novartis designates as a possible replacement for a Final Selected Compound in the event Novartis abandons its development and/or commercialization efforts with respect to such Final Selected Compound.

         1.5 "Candidate Compound" shall mean an Active Compound which (a) following the provisions set forth in Sections 4 and 5 hereof, has been selected as a potential FSC Compound or a Back-Up Compound candidate but has not yet been designated an FSC Compound or a Back-Up Compound by Novartis, and (b) has been tested in a pharmacokinetic study or other primary in vivo study (e.g., determination of plasma cholesterol).

         1.6 "Celgene Approach" shall mean primary screening in any U2OS cells to identify compounds that inhibit the IL-6 promoter in an ER-dependent fashion.

         1.7      "Celgene  Invention"  shall  have  the  meaning  set  forth in
Section 9.1.

         1.8 "Celgene Patent Rights" shall mean all United States and foreign patents (including, without limitation, all reissues, extensions, substitutions, confirmations, re-registrations, re-examinations, revalidations and patents of addition) and patent applications (including, without limitation, all continuations, continuations-in-part and divisions thereof) which are Controlled by Celgene on the Effective Date or during the Research Term, or which cover any Celgene Inventions. Celgene Patent Rights shall exclude, without limitation, Patent Rights covering the CV Assay or the use thereof.

         1.9 "Celgene Products" shall have the meaning set forth in Section 5.4(a).

         1.10 "Collaboration" shall mean the Research Program and each Party's activities with respect to compounds in the Primary Pool, the Oncology Pool and the Remaining Pool.

         1.11     "Confidential  Information"  shall  the  meaning  set forth in
Section 10.1.

         1.12 "Control" shall mean possession of the ability, whether by ownership or license, to grant a license or sublicense as provided for herein without violating the terms of any agreement or other arrangements with any Third Party.

         1.13 "CV Assay" shall mean Celgene's proprietary novel gene profile assay for identifying cardiovascular-specific SERMs.

         1.14 "CV Field" shall mean the treatment, prevention or diagnosis of diseases and disorders of the cardiovascular system.

         1.15 "Er(alpha)-Selectivity" or "Er(alpha)-Selective" shall mean the selectivity in Celgene's IL-6 release assay in U2OS Cells of greater than fifty
(50)-fold for ER(alpha) versus ER(beta).

         1.16     "FDA"   shall   mean   the   United   States   Food  and  Drug
Administration.

         1.17 "Field of Cooperation" shall mean research with respect to Research Compounds for the discovery, development and/or identification of Active Compounds in the Primary Field.

         1.18     "Field of Use" shall mean, as applicable:

                  (a)      the Primary Field; and/or

                  (b)      any Additional Field; and/or

                  (c)      the Oncology Field.

         1.19 "Final Selected Compound" shall mean an Active Compound which, following Novartis' standard compound development procedures, is declared an "FSC Compound" or granted equivalent status by Novartis' Research Management Board or some other similar body, which declaration authorizes the initiation of preclinical development programs aimed, inter alia, at the detailed investigation of those toxicological, bioavailability, pharmacokinetic and formulation parameters whose successful completion will allow progression of the Active Compound to Phase I Clinical Trials.

         1.20 "First Commercial Sale" shall mean, with respect to a Product, the first sale, for payment in cash or in kind (but excluding sales or transfers of a Product that is used in a clinical trial) to a Third Party in a country or jurisdiction after Regulatory Approval has been granted by the governing health authority of such country or jurisdiction.

         1.21 "FTE" shall mean the equivalent of a full-time twelve (12) months' (including normal vacations, sick days and holidays) work of a person, carried out by one or more employees of Celgene, who devotes a portion of his or her time to the Research Program; provided, however, that Novartis understands and agrees that Celgene retains complete discretion to change the identity, the frequency and the time which any individual employee devotes to the Research Program so long as such changes shall not have a negative impact on the progress of the Research Program.

         1.22 "IND" shall mean an investigational new drug application filed with the FDA (pursuant to 21 CFR ss.312.3) necessary to commence human clinical trials of a pharmaceutical product, or the equivalent application filed with any equivalent agency or governmental authority outside the United States (including any supra-national agency such as in the European Union) necessary to commence human clinical trials of a pharmaceutical product.

         1.23     "Independent  Research"  shall have the  meaning  set forth in
Section 4.2(a).

         1.24     "Invention" shall have  the meaning set forth in  Section 9.1.

         1.25 "Information" shall mean all tangible and intangible (i) techniques, technology, practices, trade secrets, inventions (whether or not patentable), methods, knowledge, know-how, skill, experience, test data and results (including pharmacological, toxicological and clinical test data and results), analytical and quality control data, results or descriptions and software and (ii) compounds, compositions of matter, cells, cell lines, assays, and physical, biological or chemical material.

         1.26     "Joint  Invention" shall have the meaning set forth in Section
9.1.

         1.27 Joint Patent Rights" shall mean all United States and foreign patents (including, without limitation, all reissues, extensions, substitutions, confirmations, re-registrations, re-examinations, revalidations and patents of addition) and patent applications (including, without limitation, all continuations, continuations-in-part and divisions thereof) claiming a Joint Invention.

         1.28 "Know-How" shall mean all Information Controlled by a Party on the Effective Date or during the Research Term that is necessary or useful for the discovery, identification, synthesis, development, manufacture or use of Active Compounds and/or Products or, in the case of Know-How of Celgene, after the Research Term insofar and to the extent that it is necessary or useful for the development or manufacture by Novartis of Products pursuant to Section 6.2(a) hereof.

         1.29 "Major Market" shall mean the United States, the United Kingdom, Germany, France, Italy, Spain, Switzerland, or Japan.

         1.30     "Materials" shall  have the meaning set forth  in Section 3.7.

         1.31 "NDA" shall mean a new Drug Application and all amendments and supplements thereto filed with the FDA (as more fully defined in 21 C.F.R. 314.5 et seq.), or the equivalent application filed with any equivalent agency or governmental authority outside the United States (including any supra-national agency such as in the European Union) requiring such filing, including all documents, data, and other information concerning a pharmaceutical product which are necessary for gaining Regulatory Approval to market and sell such pharmaceutical product.

         1.32 "Net Sales" shall mean, with respect to any Product, the amount billed by Novartis or its Affiliate or sublicensee to a Third Party which is not an Affiliate r sublicensee of the selling party (unless such Affiliate or sublicensee is the end user of such product, in which case the amount billed therefore shall be deemed to be the amount that would be billed to a Third Party in an arm's-length transaction) for sales of such Product, less the following items, as allocable to such Product: (i) trade discounts, credits or allowances,
(ii) credits or allowances additionally granted upon returns, rejections or recalls (except where any such recall arises out of Novartis' or its Affiliate's or sublicensee's gross negligence, willful misconduct or fraud), (iii) freight, shipping and insurance charges, (iv) taxes, duties or other governmental tariffs (other than income taxes) and (v) government mandated rebates, if any; all in accordance with Novartis' standard accounting methods, which methods are in accordance with generally accepted accounting principles.

         In the event that the Product is sold as a multi-component product and is not separately invoiced, then Net Sales shall be based on that portion of the total amount billed for the multi-component product which is fairly allocatable to the Product in comparison with the other components. Such portion shall be set in good faith negotiations between the Parties at such time as the filing of applications for Regulatory Approval for the multi-component product are being seriously considered by Novartis and will take into account all relevant factors including relative cost and therapeutic and diagnostic contributions of the components and the relative contributions of the Parties to the development of the components.

         1.33     "Novartis  Invention"  shall  have the  meaning  set  forth in
Section 9.1.

         1.34 "Novartis Patent Rights" shall mean all United States and foreign patents (including, without limitation, all reissues, extensions, substitutions, confirmations, re-registrations, re-examinations, revalidations and patents of addition) and patent applications (including, without limitation, all continuations, continuations-in-part and divisions thereof) which are Controlled by Novartis on the Effective Date or during the Research Term, or which cover any Novartis Inventions.

         1.35     "Novartis  Review  Period" shall have the meaning set forth in
Section 4.2(b).

         1.36     "Oncology  Data"  shall have the  meaning set forth in section
4.2(a).

         1.37 "Oncology Field" shall mean the treatment, prevention and diagnosis of cancers and, unless Novartis provides Celgene with written notice during the ninety (90) day period following the Effective Date that is in good faith intends to pursue research and/or development in such area, the treatment, prevention and diagnosis of ocular diseases and disorders.

         1.38     "OVX  Study"  shall  have the  meaning  set  forth in  Section
4.2(c).

         1.39 "Patent Rights" shall mean Celgene Patent Rights, Novartis Patent Rights or Joint Patent Rights, as applicable.

         1.40 "Phase I Clinical Trials" shall mean that portion of the clinical development program which generally provides for the first introduction into humans of a pharmaceutical properties and clinical pharmacology of the pharmaceutical product A

         1.41 "Phase II Clinical Trials" shall mean that portion of the clinical development program which provides for the initial trials of a pharmaceutical product on a limited number of patients for the primary purpose of evaluating safety, dose ranging and efficacy in the proposed indication.

         1.42 "Phase III Clinical Trials" shall mean that portion of the clinical development program which provides for the continued trials of a pharmaceutical product on sufficient numbers of patients to establish the safety and efficacy of a pharmaceutical product for the desired claims and indications.

         1.43 "Pool" shall mean the Primary Pool, the Oncology Pool or the Remaining Pool, as applicable, each as defined below:

                  (a)      "Primary  Pool"  shall have the  meaning set forth in
Section 4.1(b);

                  (b) "Oncology Pool" shall mean the pool of Research Compounds and Active Compounds not selected by Novartis for the further profiling, development and commercialization in the Primary Field, as more fully described in Sections 4.1 and 5.1.

                  (c) "Remaining Pool" shall mean the pool of Research Compounds and Active Compounds not selected by Novartis for further profiling, development and commercialization in the Primary Field, as more fully described in Sections 4.1 and 5.1, and not selected by Celgene for further profiling, development and commercialization in the Oncology Field, as more fully described in Section 5.2(a).

         1.44 "Primary Field" shall mean the treatment, prevention and diagnosis of osteoporosis.

         1.45 "Product" shall mean a product, whether in development or commercialized, containing any formulation or dosage of (a) a Candidate Compound or a Final Selected Compound or a Back-Up Compound substituted for any such final Selected Compound or (b) a compound (i) which is a derivative of any Research Compound discovered by Novartis after the Research Term, or (ii) identified, discovered or developed at any time using Confidential Information of Celgene, in each of the cases described in Section 3.8 hereof; and shall mean a Primary Product or an Additional Product, each as defined below:

                  (a) "Primary Product" shall mean a product selected pursuant to the provisions of Sections 4.1 and 5.1 hereof for development primarily in the Primary Field and secondarily in Additional Fields.

                  (b) "Additional Product" shall mean (a) a Product selected pursuant to the provisions of Section 5.3 hereof for development in one or more Additional Fields and (b) a Product that was initially developed as a Primary Product but whose development in the Primary Field, but not in the Additional Field(s) for which it is also being developed, had to be discontinued by Novartis for scientific or commercial or strategic reasons.

         A Primary Product and an Additional Product may also be used in combination with any other pharmaceutical product or as a component of a multi-component product.

         1.46     "Project  Contact Persons" shall have the meaning set forth in
Section 2.6.

         1.47 "Regulatory Approval" shall mean any approval (including price and reimbursement approvals), licenses, registrations or authorizations of any supra-national, federal, state or local regulatory agency, department, bureau or other government entity, necessary for the manufacture, use, storage, import, transport or sale of a pharmaceutical product in a regulatory jurisdiction.

         1.48 "Research Compound" shall mean (a) any SERM that is Er(alpha)Selective that is Controlled by Celgene as of the Effective Date or during the Research Term and (b) any derivative or isomer thereof which is Controlled by a Party whether during or after the Research Term, and (c) any other compound discovered, identified or developed by a Party in the course and as a result of the Research Program. Research Compounds shall specifically exclude Celgene's proprietary compound known as SPC0008490.

         1.49 "Research Management Committee" or "RMC" shall mean the research management committee composed of representatives of Celgene and Novartis described more fully in Section 2.1 hereof.

         1.50 "Research Plan" shall mean the detailed description of the research activities to be performed by the Parties in the Field of Cooperation set forth in Exhibit B hereto, as revised from time to time by the RMC pursuant to Section 2.5.

         1.51 "Research Program" shall mean the program of research in the Field of Cooperation in which Celgene and Novartis will participate under this Agreement during the Research Term and which is described generally in the Research Plan.

         1.52 "Research Term" shall mean the period of two (2) years from the Effective Date, unless terminated earlier pursuant to Article 12, subject to extension in accordance with Section 3.3.

         1.53     "Royalty  Term"  shall have the  meaning  set forth in section
7.3.

         1.54 "SP500263 Series" shall mean Celgene's proprietary compounds claimed in U.S. Patent Application Serial No. 09/475,776, filed December 1999 (or any continuation, continuation-in-part or division thereof), including, without limitation, SP500263, SPC0001422 and SPC0001426. The SP500263 Series shall specifically exclude Celgene's proprietary compound known as SPC0008490.

         1.55     "Territory" shall mean the entire world.

         1.56 "Third Party" shall mean a party other than a Party and its Affiliates.

         1.57     "U2OS Cells" shall mean (a)  Celgene's  patent U2OS cell line,
(b) Celgene's ER(alpha)-transfected U2OS cell line (clone #: B-11), or (c) Celgene's ER(beta)-transfected U2OS cell line (clone#: 10).

         1.58 "Valid Claim" shall mean either (a) a claim of an issued and unexpired patent included within the Celgene Patent Rights or the Joint Patent Rights, which has not been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise or (b) a claim of a pending patent application included within the Celgene Patent Rights or the Joint Patent Rights, which claim was filed in good faith and has not been abandoned or finally disallowed without the possibility of appeal or refiling of said application.

2.       RESEARCH PROGRAM GOVERNANCE.

         2.1 RESEARCH MANAGEMENT COMMITTEE. The Research Program established by this Agreement shall be overseen by a committee composed of three
(3) representatives of Novartis and three (3) representatives of Celgene (the "RESEARCH MANAGEMENT COMMITTEE" or "RMC"). The Parties shall designate their representatives on the RMC within ten business (10) days after the Effective Date. A Party may change one or more of its representatives to the RMC at any time. An alternate member designated by a Party may serve temporarily in the absence of a permanent member of the RMC for such Party. Each Party shall designate one of its representatives as a Co-Chair of the RMC. Each Co-Chair of the RMC will be responsible for the agenda and the minutes of alternating RMC meetings.

         2.2 MEETINGS OF THE RMC. The RMC shall hold meetings at such times and places as shall be determined by the RMC, and may conduct meetings in person or by video conference or telephone conference. Face-to-face meetings shall alternate between the research offices of each Party, and shall be held not less frequently than once every three (3) months during the Research Term. Either party may permit additional employees and consultants to attend and participate (on a non-voting basis) in the RMC meetings, subject to the confidentiality provisions of Article 10.

         2.3 MINUTES. Promptly after each meeting (whether held in person or by telecommunication), the responsible Co-Chair shall prepare or have prepared the minutes reporting in reasonable detail the actions taken by the RMC, the status of the Research Program, issues requiring resolution and resolutions of previously reported issues, which minutes are to be signed by each Co-Chair of the RMC.

         2.4 RMC ACTIONS. Actions by the RMC pursuant to this Agreement shall be taken, in person or by proxy, only with unanimous consent of all of the representatives of the RMC. Any disagreement among members of the RMC will be resolved within the RMC based on the efficient achievement of the objectives of this Agreement. In the event that the RMC cannot reach agreement as to any matter that is subject to its decision-making authority, the matter shall be referred to the Chief Executive Officer of Celgene and the Head of Global Research of Novartis for resolution.

         2.5 RMC FUNCTIONS AND POWERS. The RMC shall be responsible for the overall supervision and management of the Research Program and the regular and prompt determination of whether an Active Compound shall be, or continue to be (as applicable), included in the Primarily Pool. The principal functions of the RMC will be to foster the collaborative relationship between the Parties, and the RMC shall in particular:

                  (a) develop and approve the Research Plan for each year of the Research Term determining in detail the activities to be performed by the Parties under the Research Program;

                  (b) periodically review the Research Plan and approve amendments thereto as necessary;

                  (c)      facilitate  and  monitor  the   technology   transfer
between the Parties;

                  (d)      monitor the progress of the Research Program;

                  (e) create and maintain records of (i) Research Compounds studied and Active Compounds identified in the course of the Research Program,
(ii) Candidate Compounds, Final Selected Compounds and Back-Up Compounds selected by Novartis from the Primary Pool or the Remaining Pool for further research and development, (iii) Research Compounds and Active Compounds selected by Celgene from the Oncology Pool or the Remaining Pool for further research and development, (iv) the Field(s) of Use being pursued by Novartis for each Candidate Compound, Final Selected Compound and Back-Up Compound and (v) any Additional Field(s) with respect to which Celgene has obtained rights under
Section 5.4;

                  (f) encourage and facilitate ongoing cooperation and information exchange between the Parties; and

                  (g)      review patent issues related to Inventions.

         2.6 PROJECT CONTACT PERSONS. Each Party shall appoint a "PROJECT CONTACT PERSON" to perform the day-to-day interactions with the other Party's
Project Contact Person and to manage the day-to-day conduct of the Research Program.

         2.7 OBLIGATIONS OF PARTIES. Novartis and Celgene shall provide the RMC and its authorized representatives with reasonable access during regular business hours to all records and documents of the respective Parties specific to the Research Program that the RMC may reasonably require in order to perform its obligations hereunder, subject to any bona fide obligations of confidentiality to a Third Party.

3.       CONDUCT OF THE RESEARCH PROGRAM

         3.1 OBJECTIVES. Subject to the terms and conditions of this Agreement, Celgene and Novartis shall conduct collaborative research activities in the Field of Cooperation in accordance with the Research Plan with the goals of (a) developing and commercializing one or more Active Compounds in the SPS00263 Series, and (b) identifying, through a chemical derivatisation program conducted by Celgene with Novartis' participation, one or more Back-Up Compounds with optimized properties and continuing to profile the effect of such compounds biologically.

         3.2. CONDUCT OF THE RESEARCH. Promptly after the Effective Date and from time to time as necessary during the course of the Research Program, each Party will disclose to the other the Know-How and Patent Rights of such Party as the other Party reasonably needs to conduct its obligations and assigned tasks assigned in the Research Plan. Each Party shall conduct its activities assigned in the Research Plan in a good scientific manner, and in compliance in all material respects with the requirements of applicable laws and regulations and with applicable good laboratory practices and good manufacturing practices, to attempt to achieve its objectives efficiently and expeditiously. Each Party shall maintain laboratories, offices and all other facilities reasonably necessary to carry out the activities to be performed by such Party pursuant to the Research Plan. In conformity with standard pharmaceutical and biotechnology industry practices and the terms and conditions of this Agreement, each Party shall prepare and maintain, or shall cause to be prepared and maintained, complete and accurate written records, accounts, notes, reports and data with respect to activities conducted pursuant to the Research Program and, upon the other Party's written request, shall send legible copies of the aforesaid to the other Party. Upon reasonable advance notice, each Party agrees to make its employees and non-employee consultants reasonably available at their respective places of employment to consult with the other Party on issues arising during the Research Program and in connection with any request from any regulatory agency, including, without limitation, regulatory, scientific, technical and clinical testing issues.

         3.3. RESEARCH TERM EXTENSION. Novartis shall have the option, but not the obligation, in its sole discretion, to extend the Research Team for an additional one (1) year period subject to its payment of the funding provided for in Section 3.4. Novartis shall exercise such option, if at all, by giving Celgene written notice not less than ninety (90) days prior to the second (2nd) anniversary of the Effective Date.

         3.4. RESEARCH COMMITMENT AND PRIMARY DATA ACCESS. During the Research Term, the Parties shall diligently conduct the Research Program in accordance with the Research Plan as revised from time to time by the RMC. Without limiting the generality of the foregoing, Celgene shall devote to the Research Program eight (8) FTEs during each year of the Research Term; provided, however, that Celgene may, in its sole discretion, devote such additional number of FTEs to the Research Program as it deems appropriate; and provided, further, that if Novartis elects to extend the Research Term in accordance with Section 3.3, Novartis shall provide, unless otherwise agreed by the Parties in writing, funding for such eight (8) Celgene FTEs for such third (3rd) year of the Research Team at the rate to be agreed by the Parties, which rate shall in no event be less than $250,000 per FTE. The amounts due to Celgene under the preceding sentence shall be payable in advance in equal quarterly installments for the third (3rd) year of the Research Term, within twenty (20) business days of receipt of an invoice from Celgene.

         Celgene shall grant Novartis access to all primary data generated by or on behalf of Celgene in the course of the Research Program. Novartis shall have the right, at reasonable intervals (but not more frequently than once per quarter), at Novartis' own expense and subject to the confidentiality provisions of this Agreement, to make copies of Celgene's primary data for archiving and regulatory purposes.

         3.5 RESEARCH REPORTS. Each Party each shall keep the other Party fully informed as to all discoveries and technical developments (including, without limitation, any Inventions) made under the Research Program. In particular, Celgene and Novartis each shall prepare, and distribute to all members of the RMC, no later than ten (10) business days prior to the next RMC meeting, a reasonably detailed written summary report, in such form and format and setting forth such information regarding the Research Program as determined from time to time by the RMC. Nothing herein shall require either Party to disclose information received from a Third Party which remains subject to bona fide confidentiality obligations to such Third Party.

         3.6 SUBCONTRACTS. Novartis and Celgene may perform some of their obligations under the Research Plan through one or more subcontractors, provided that (i) none of the rights of either Party hereunder are diminished or otherwise adversely affected as a result of such subcontracting, and (ii) the subcontractor undertakes in writing obligations of confidentiality and non-use regarding Confidential Information which are substantially the same as those undertaken by the Parties pursuant to Article 10 hereof. In the event either Party performs one or more of its obligations under the Research Plan through a subcontractor, then such Party will at all times be responsible for the performance and payment of such subcontractor.

         3.7 MATERIALS TRANSFER. In order to facilitate the Research Program, either Party may provide to the other Party certain biological materials or chemical compounds including, but not limited to, Research Compounds, receptors, reagents and screens (collectively, "MATERIALS") Controlled by the supplying Party (other than under this Agreement) for use by the other Party in furtherance of the Research Program. Except as otherwise provided under this Agreement, all such Materials delivered to the other Party will remain the sole property of the supplying Party, will be used only in furtherance of the Research Program and solely under the control of the other Party, will not be used or delivered to or for the benefit of any Third Party without the prior written consent of the supplying Party, and will not be used in research or testing involving human subject unless specifically agreed to by the supplying Party in writing. The Materials supplied under this Section 3.7 must be used with prudence and appropriate caution in any experimental work, because not all of their characteristics may be known. THE MATERIALS ARE PROVIDED "AS IS" AND WITHOUT ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, INCLUDING

WITHOUT LIMITATION ANY IMPLIED WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR ANY PARTICULAR PURPOSE OR ANY WARRANTY THAT THE USE OF THE MATERIALS WILL NOT INFRINGE OR VIOLATE ANY PATENT OR OTHER PROPRIETARY RIGHTS OF ANY THIRD PARTY.

     3.8  RESTRICTED ACTIVITIES.

          (A) Each Party  shall be free to  conduct  research,  development  and
commercialization   in  any  field  with   respect  to   compounds   other  than
ER(alpha)-Selective SERMs.

          (B) Celgene Provisions during Research Term: During the Research Term, Celgene shall collaborate exclusively with Novartis to identify ER(alpha)-SERMs in the Primary Field.

          (C) Novaris Provisions during Research Term: During the Research Term, neither Novartis nor any of its Affiliates shall (i) identify or conduct research with respect to any ER(alpha)-Selective SERM in the Primary Field using the Celgene Approach except as part of the Research Program or (ii) develop or commercialize any ER(alpha)-Selective SERM in the Primary Field except as part of the Research Program. Novartis is free, however, to identify and develop ER(alpha)-Selective SERMs covered by the terms of this Agreement in any other indication (including oncology); provided that Novartis does not use the Celgene Approach, provided further that to the extent such compounds are derivatives of the SP500263 Series or derivatives of Research Compounds, or discovered, identified or developed using any Confidential Information of Celgene, such compounds shall be subject to the provisions of Sections 7.2, 7.3 and 7.4 and
Article 8 hereof.

          During the Research Term,  Novartis shall not be allowed to enter into
research    alliances    with   any   Third   Parties   aimed   at   identifying
ER(alpha)-Selective SERMs in the Primary Field using the Celgene Approach.

          (D) Novartis Provisions after Research Term: Following expiration of the Research Term and subject to Section 3.8(e) below, Novartis shall have the right to conduct, internally or in collaboration with Third Parties, research, development or commercialization with respect to SERMs that are ER(alpha)-Selective, provided that (a) Novartis and/or its Third Party collaborators, as applicable, do not use the Celgene Approach, and (b) to the extent such compounds are derivatives of the SP500263 Series or derivatives of Research Compounds, or discovered, identified or developed using Confidential Information of Celgene, such compounds shall be subject to the provisions of Sections 7.2, 7.3 and 7.4 and Article 8 hereof. If, following the Research Term, Novartis pursues, internally or in collaboration with Third Parties, any such research, development or commercialization of SERMS that are ER(alpha)-Selective, then Novartis shall keep Celgene informed on important pre-clinical and clinical milestones for ER(alpha)-Selective SERM development compounds not covered by this Agreement, both internally developed by Novartis or licensed in by Novartis (such as initiation of toxicology and safety studies, IND filing, commencement of Phase I, Phase II and Phase III Clinical Trials, NDA filing and Regulatory Approval), in order to permit Celgene to ascertain: (x) Novartis' diligence in pursuing development and commercialization of Products hereunder relative to such other compounds; and (y) whether any payments are due to Celgene under Sections 7.2, 7.3 and/or 7.4 hereof with respect to such compounds.

          (E) Development Compounds Licensed-In by Novartis: In the event that Novartis, during the term of this Agreement, licenses from a Third Party any ER(alpha)-Selective SERM that is at the same or at a more advanced developmental stage in an indication for which also a Product is being developed by Novartis (unless such licensed compound is at a development stage so significantly ahead of such Product that it can be reasonably assumed in both Parties' opinion that it will not negatively affect the commercial potential of a Product) then all rights to such Product with respect to such indication shall revert back to Celgene.

4.   ACTIVE COMPOUNDS

     4.1  IDENTIFICATION OF ACTIVE COMPOUNDS IN THE PRIMARY FIELD.

          (A) Celgene, with such participation of Novartis personnel as determined by the RMC, shall perform chemical derivatisation activities with respect to the SP500263 Series and other Research Compounds in the Field of Cooperation in accordance with the Research Plan. Research Compounds shall, as promptly as practicable, be tested as provided in the Research Plan in order to identify compounds which meet the criteria for Active Compounds. Each Party shall promptly disclose the results of such activities to the RMC in accordance with Section 3.5 hereof.

          (B) Upon the determination that a Research Compound satisfies the criteria for an Active Compound, then such Active Compound shall become part of a pool of Active Compounds for potential further development and commercialization by Novartis in the Primary Field in accordance with the terms of this Agreement (the "PRIMARY POOL").

               (i) Any Research Compound which is determined by the RMC (which determination shall be noted in the minutes of the applicable RMC meeting) not to meet the criteria for Active Compounds shall, upon such determination, automatically be excluded from the Primary Pool and included in the Oncology Pool, subject to Section 5.2(a) and 5.2(b).

               (ii) On a regular and prompt basis during the Research Term, the RMC shall determine in good faith which of the Active Compounds in the Primary Pool are no longer viable candidates for further profiling, development and commercialization for use in the Primary Field (which determination shall be noted in the minutes of the applicable RMC meeting), and, upon such determination, such Active Compounds shall automatically be excluded from the Primary Pool and included in the Oncology Pool, subject to Section 5.2(a); provided, however, that Novartis shall have the continued right to study all Oncology Pool compounds for their potential in the Primary Field and in any Additional Field (it being understood that Novartis may only obtain a license to develop or commercialize any such compound after such compound becomes part of the Remaining Pool).

     4.2  CELGENE ACTIVITIES.

          (A) Celgene shall have the right, in its discretion and at its sole expense, to perform chemical derivatisation activities outside the Research Program with respect to compounds in the SP500263 Series in addition to Celgene's proprietary compounds known as SP500263, SPC0001422, and SPC0001426 and other Research Compounds (including, without limitation, Active Compounds within the Primary Pool) in the Oncology Field (the

"INDEPENDENT RESEARCH"). Novartis hereby acknowledges that Celgene has, prior to the Effective Date, made analogs of the compounds in the SP500263 Series as part of Celgene's internal research program and that such analogs shall be subject to the provisions of this Section 4.2. Celgene shall promptly disclose to Novartis any Active Compounds identified or discovered by Celgene in the course of such activities. Without limiting the generality of the foregoing, Celgene shall disclose to Novartis in writing, with respect to each Active Compound identified or discovered by Celgene in the course of the Independent Research information regarding the potency of such Active Compound for inhibition of II-6 release from ER(alpha) or ER(beta)-transferred U2OS cells, and the chemical structure and MCF7 cell and, optionally, other selected tumor cell line profile of such Active Compound (collectively, the "ONCOLOGY DATA"). Upon Celgene's disclosure to Novartis of, the Oncology Data with respect to an Active Compound, such Active Compound shall become part of the Primary Pool, subject to the provisions of this Section 4.2.

          (B) As soon as practicable (and in any event within thirty (30) days or such longer period as noted in the RMC minutes) following Novartis' receipt of Oncology Data regarding any Active Compound pursuant to Section 4.2(a) (the "NOVARTIS REVIEW PERIOD"), Novartis shall in good faith either (i) inform Celgene of its intention to enter such Active Compound into a pharmacokinetic study or (ii) inform Celgene of its intention to enter such Active Compound into another primary in vivo study (e.g., determination of plasma cholesterol) or
(iii) notify Celgene in writing that Novartis declines to conduct further research and development thereon. Novartis shall, within two (2) months following any such notice under either (i) or (iii) above with respect to any Active Compound, enter such Active Compound into a pharmacokinetic study or other primary in vivo study, as applicable. Any Active Compound of which Novartis does not inform Celgene during the Novartis Review Period of its intention to enter into either (i) or (ii) above in the Primary Field shall, upon the earlier of Novartis' notice to Celgene pursuant to the preceding clause
(iii) or the expiration of the Novartis' Review Period, automatically be excluded from the Primary Pool and included in the Oncology Pool, subject to the provisions of Section 5.2(b).

          (C) With respect to each Active Compound with respect to which Novartis informs Celgene during the Novartis Review Period of its intention to enter into a pharmakinetic study or another primary in vivo study pursuant to
Section 4.2(b), Novartis shall have twenty (20) business days after completion of such study to notify Celgene in writing either (i) that Novartis in good faith intends to enter such Active Compound into a 28-day ovariectomized rat model in the Primary Field (each, an "OVX STUDY") or (ii) that Novartis declines to conduct further research and development thereon. Upon the earlier of Novartis' notice to Celgene pursuant to the preceding clause (ii) or Novartis' failure to provide Celgene with any notice pursuant to the preceding clause (i) or (ii) prior to the expiration of such twenty (20) business day period with respect to such Active Compound, such Active Compound shall automatically be excluded from the Primary Pool and included in the Oncology Pool, subject to the provisions of Section 5.2(b).

          (D) With respect to each Active Compound that Novartis elects to enter into an OVX Study pursuant to Section 4.2(c), Novartis shall as soon as practicable (and in any event with three (3) months after the date of notice pursuant to Section 4.2(c)(i)) complete such OVX Study and review the results thereof. On or prior to the end of such three (3) month period. Novartis shall disclose to the RMC the results of such OVX Study. The RMC shall then promptly and in good faith determine whether such Active Compound (x) shall become a Candidate Compound in the Primary Field or (y) may be pursued by

Celgene in the Oncology Field, in which case such Active Compound shall automatically be excluded from the Primary Pool and included in the Oncology Pool, subject to the provisions of Section 5.2(b).

          (E) Notwithstanding the conditions in Sections 4.2(b) through (d) above, in the event that the number of Active Compounds exceeds the capacity of the in vivo resources assigned by Novaris to meet the timelines determined in
Section 4.2(b), 4.2(c) and 4.2(d), Celgene and Novartis shall agree such other timelines as both parties feel are appropriate, such amended timelines to be subsequently confirmed in writing by the Parties.

5.   SELECTION AND DEVELOPMENT OF COMPOUNDS

     5.1 SELECTION AND DEVELOPMENT OF CANDIDATE COMPOUNDS, FINAL SELECTED COMPOUNDS AND BACK-UP COMPOUNDS BY NOVARTIS IN THE PRIMARY FIELD.

          (A) Novartis shall use its commercially reasonable efforts to conduct development on Active Compounds within the Primary Pool in the Primary Field to determine whether one or more of such compounds meet the criteria Novartis applies to compounds to qualify for selection as Candidate Compounds or Back-Up Compounds or for development as Final Selected Compounds in the Primary Field. Novartis shall keep Celgene informed as to the progress of the profiling activities of all such Active Compounds. Without limiting the generality of the foregoing, Novartis shall regularly, promptly and in good faith notify Celgene in writing of those Active Compounds as to which Novartis is no longer pursuing, or does not intend to pursue, development in the Primary Field. Upon such notification with respect to an Active Compound, such Active Compound shall automatically be excluded from the Primary Pool and included in the Oncology Pool, subject to the provisions of Section 5.2(b).

          (B) Novartis shall select from the Primary Pool those Active Compounds which Novartis desires, and in good faith intends, to select as Candidate Compounds for development as Final Selected Compounds (or Back-Up Compounds therefor) in the Primary Field, and shall give prompt notice to Celgene of each Compound which has been selected as a Candidate Compound, Final Selected Compound or Back-Up Compound. Novartis hereby agrees that it shall not be permitted to file an IND for the Primary Field, or for any other Field of Use as to which Novartis has rights hereunder, with respect to any Active Compound hereunder without first designating such compound as a Candidate Compound, Final Selected Compound or Back-Up Compound. The Candidate Compounds, Final Selected Compounds and Back-Up Compounds identified by Novartis as such from the Primary Pool shall be noted in the minutes of the RMC meeting immediately succeeding such identification. Novartis shall use its commercially reasonable efforts to conduct such preclinical and human clinical trials of Final Selected Compounds as Novartis determines are necessary or desirable to obtain Regulatory Approvals to manufacture and market Products incorporating such Final Selected Compound in the Primary Field in the Territory. Novartis shall use its commercially reasonable efforts to seek all necessary Regulatory Approvals required for marketing a Product in the Primary Field in the Major Markets and such other countries where Novartis markets its own products of similar commercial potential.

          (C) With respect to any Candidate Compounds or Final Selected Compound or Product that Novartis is diligently developing or commercializing in the Primary Field, Novartis may also develop and commercialize such Candidate Compound or Final Selected Compound or Product in one or more Additional Fields, subject to Section 5.4.

          (D) Novartis shall keep Celgene informed as to the progress of the development of all Candidate Compounds and Final Selected Compounds and Products in the Primary Field (and any Additional Field also being pursued with respect thereto) by providing to Celgene reasonably detailed written six-monthly reports which shall describe the progress of the development and regulatory filings with respect to Candidate Compounds or Final Selected Compounds or Products, as applicable.

          (E) Any Active Compounds remaining in the Primary Pool as of the expiration of the Research Term which have not been selected as Candidate
Compounds or Final Selected Compounds or Back-Up Compounds shall, upon such expiration, automatically be excluded from the Primary Pool and included in the Oncology Pool, subject to Section 5.2(a).

     5.2 SELECTION AND DEVELOPMENT OF COMPOUNDS BY CELGENE WITHIN THE ONCOLOGY POOL IN THE ONCOLOGY FIELD.

          (A) Celgene may select from the Oncology Pool those Research Compounds and/or Active Compounds which Celgene desires, and in good faith intends, to develop as products in the Oncology Field, and shall give prompt notice to Novartis of each compound which has been so selected. The Research Compounds and Active Compounds selected by Celgene from the Oncology Pool for development as products in the Oncology Field shall be noted in the minutes of the RMC meeting immediately succeeding such selection. Celgene may in its sole discretion develop and commercialize products containing any such selected Research Compound or Active Compound in the Oncology Field. Celgene shall regularly, promptly and in good faith notify Novartis in writing of those Research Compounds and/or Active Compounds as to which Celgene is no longer pursuing, or does not intend to pursue, development in the Oncology Field. Upon such notification with respect to an Active Compound, such Active compound shall automatically be excluded from the Oncology Pool and included in the Remaining Pool, subject to the provisions of Sections 5.3 and 5.4. On a regular and prompt basis during the Research Term, Celgene shall determine in good faith which of the Research Compounds and/or Active Compounds in the Oncology Pool are no longer viable candidates for further development and commercialization for use in the Oncology Field (which determination shall be noted in the minutes of the applicable RMC meeting), and, upon such determination, such Research Compounds or Active Compounds shall automatically be excluded from the Oncology Pool and included in the Remaining Pool.

          (B) Novartis shall have the right to conduct research outside the Oncology Field with respect to Research Compounds and Active Compounds in the Oncology Pool, provided that so long as such compounds remain in the Oncology Pool, they shall remain subject to the provisions of Section 5.2(a).

          (C) Any Research Compounds and Active Compounds remaining in the on Oncology Pool as the expiration of the Research Term which have not been selected by Celgene for development and commercialization in the Oncology Field shall, upon such expiration, automatically be excluded from the Oncolgoy Pool and included in the Remaining Pool.

     5.3 SELECTION AND DEVELOPMENT OF COMPOUNDS BY NOVARTIS WITHIN THE REMAINING POOL IN ADDITIONAL FIELDS (ADDITIONAL PRODUCTS).

          (A) During the term of this Agreement, Novartis may conduct research and development on Research Compounds and Active Compounds within the Remaining Pool in one or more Additional Fields to determine whether one or more of such compounds meet the criteria Novartis applies to compounds to qualify for selection as Candidate Compounds for development as Final Selected Compounds or for designation as Back-Up Compounds therefor as Additional Products in such Additional Field(s). Novartis shall keep Celgene informed, in writing, as to the progress of the research and development of all such Research Compounds and Active Compounds, including, without limitation, the Additional Field(s) being pursued by Novartis with respect thereto.

          (B) Novartis may select from the Remaining Pool those Research Compounds and/or Active Compounds which Novartis desires, and in good faith intends, to declare as Candidate Compounds for development as Final Selected Compounds (or Back-Up Compounds therefor) as Additional Products in one or more Additional Fields, and shall give prompt notice to Celgene of each compound which has been selected as a Candidate Compound or Final Selected Compound or Back-Up Compound, including, without limitation, the Additional Field(s) being pursued by Novartis with respect thereto. Novartis hereby agrees that it shall not be permitted to file an IND for the applicable Additional Field(s) with respect to any Research Compound or Active Compound hereunder without first designating such compound as a FInal Selected Compound or Back-Up Compound. The Candidate Compounds and Final Selected Compounds and Back-Up Compounds identified by Novartis as such from the Remaining Pool during the Research Term shall be noted in the minutes of the RMC meeting immediately succeeding such identification, together with the applicable Additional Field(s) for each such compounds. To the extent that Novartis identifies any Candidate Compound or Final Selected Compound or Back-Up Compound from the Remaining Pool after the expiration of the Research Term, Novartis shall provide Celgene with prompt written notice of such identification and the applicable Additional Field(s). Novartis shall use its commercially reasonable efforts to conduct such preclinical and human clinical trials of Final Selected Compounds in the applicable Additional Field(s) as Novartis determines are necessary or desirable to obtain Regulatory Approvals to manufacture and market Products incorporating such Final Selected Compound in such Additional field(s) in the Territory. Novartis shall use its commercially reasonable efforts to seek all necessary Regulatory Approvals required for marketing a Product in such Additional Field(s) in the Major Markets and such other countries where Novartis markets its own products of similar commercial potential.

          (C) Novartis shall keep Celgene informed as to the progress of the development of all Final Selected Compounds and Primary and Additional Products in any Additional Field by providing to Celgene reasonably detailed written six-monthly reports which shall describe the progress of the development and regulatory filings with respect to Candidate Compounds or Final Selected Compounds or Products, as applicable.

     5.4 SELECTION AND DEVELOPMENT OF COMPOUNDS WITHIN THE REMAINING POOL BY CELGENE IN ADDITIONAL FIELDS.

          (A) Subject to the provisions of Sections 6.1(a) and 6.1(b) hereof, Celgene may, at any time during the term of this Agreement, notify Novartis of Celgene's interest in pursuing research and development of Research Compounds and/or Active Compounds included in the Remaining Pool (to the extent that such compounds are not then Candidate Compounds or Final Selected Compounds or Back-Up Compounds of Novartis in one or more Additional Fields) in any Additional Field which is not then being pursued by Novartis, as reflected in Novartis' six-monthly reports under Sections 5.1(d) and 5.3(c). Promptly following such notice, the Parties shall discuss in good faith their respective interests in pursuing such compounds and such Additional Field and, if Novartis is neither pursuing, nor in good faith planning to commence, research and development of (x) any Research Compounds or Active Compounds in such Additional Field and (y) such Research Compound(s) or Active Compound(s), as the case may be, in any Additional Field, then (i) Celgene shall have the right to pursue research and development of such Research Compound(s) and/or Active Compound(s) within the Remaining Pool that are not being pursued by Novartis in such Additional Field and to commercialize any resulting products (''CELGENE PRODUCTS'') in such Additional Field, and (ii) for so long as Celgene is using commercially reasonable and diligent efforts to develop and commercialize Celgene Products in such Additional Field, the Research Compound(s) and/or Active Compound(s) contained in such Celgene
Products shall be excluded from the license granted to Novartis under Section 6.2(a).

          (B) In the event that during the term of this Agreement, subject to the provisions of Sections 6.1(a) and 6.1(b) hereof, Celgene desires to grant any development and commercialization license to a Third Party with respect to a Celgene Product in its applicable Additional Field, Celgene shall provide Novartis with written notice thereof and hereby grants Novartis the first right of negotiation with respect to such Celgene Product in the applicable Additional Field in accordance with this Section 5.4(b). With respect to each such Celgene Product that Celgene may offer pursuant to this Section 5.4(b), Novartis shall within thirty (30) business days after receipt of such notice notify Celgene in writing either that (i) Novartis is interested in negotiating for an exclusive commercialization license with respect to such Celgene Product in the applicable Additional Field or (ii) Novartis has no interest and therefore waives such right of first negotiation. If Novartis notifies Celgene within (30) business days that Novartis desires to negotiate for such license, the parties shall negotiate in good faith for up to ninety (90) days from such notification or such longer period as agreed between the Parties regarding the terms pursuant to which Novartis would obtain such license. Failure by Novartis to give notice of its interest or lack of interest in negotiating for such license with respect to a Celgene Product within thirty (30) business days after receipt of written notice from Celgene as described in the first sentence of this Section 5.4(b) shall be deemed to constitute a waiver by Novartis of its right of first negotiation with respect to such Celgene Product. In addition, failure of the Parties to agree within such ninety(90) day negotiation period (or such longer period as agreed between the Parties) shall be deemed to constitute a waiver by Novartis of such right of first negotiation. If Novartis waives or its deemed to waive its right of first negotiation with respect to any such Celgene Product, then Celgene shall be free to license such Celgene Product to a Third Party and Novartis shall have no further rights with respect to such Celgene Product.

          (C) Any Research Compound, Active Compound and/or Additional Field to which a Party obtains rights under Sections 5.1 through 5.4 (whether by notice or by failure to provide notice within the allowed time period, if any) during the Research Term shall be noted in the minutes of the RMC meeting immediately succeeding such event. Any Research Compound. Active Compound and/or Additional Field to which a Party obtains rights under Sections 5.1 through 5.4 (whether by notice or by failure to provide notice within the allowed time period, if any) after the Research Term shall be documented in a writing signed by each Party.

    5.5 CV ASSAY.

         (A) Novartis hereby acknowledges that Celgene has developed the CV Assay and agrees that, notwithstanding any other provision of this Agreement, Celgene shall have the right, in its sole discretion and at its expense, to use the CV Assay outside the Research Program to conduct optimization and related activities with respect to Research Compounds (excluding Research Compounds within the SP500263 Series). The foregoing right shall not affect Novartis' rights under this Agreement to optimize Research Compounds, whether or not within the SP500263 Series, for cardiovascuylar properties or indications using Novartis resources. Promptly following the Effective Date, Celgene shall disclose information regarding the CV Assay to Novartis, and the parties shall discuss in good faith a separate collaborative arrangement with respect to the CV Assay should Novartis have interest in such an arrangement. Except as expressly set forth in a written agreement memorializing such an arrangement, Novartis shall have no right or license to use, or to cause Celgene to use on its behalf, the CV Assay.

          (B) In the event that the Parties do not enter into a separate collaborative arrangement with respect to the CV Assay and, during the term of this Agreement, Celgene desires to grant any commercialization license to a Third Party with respect to a Research Compound discovered through the use of the CV Assay in the CV Field, Celgene shall provide Novartis with written notice thereof and hereby grants Novartis the first right of negotiation with respect to such Research Compound in the CV Field in accordance with this Section 5.5(b). With respect to each such Research Compound that Celgene may offer pursuant to this Section 5.5(b). Novartis shall within thirty (30) business days after receipt of such notice notify Celgene in writing either that (i) Novartis is interested in negotiating for an exclusive commercialization license with respect to such Research Compound in the CV Field or (ii) Novartis has no interest and therefore waives such right of first negotiation, if Novartis notifies Celgene within thirty (30) business days that Novartis desires to negotiate for such license, the parties shall negotiate in good faith for up to ninety (90) days from such notification or such longer period as agreed between the Parties regarding the terms pursuant to which Novartis would obtain such license. Failure by Novartis to give notice of its interest or lack of interest in negotiating for such license with respect to any such Research Compound within thirty (30) business days after receipt of written notice from Celgene as described in the first sentence of this Section 5.5(b) shall be deemed to constitute a waiver by Novartis of its right of first negotiation with respect to such Research Compound. In addition, failure of the Parties to agree within such ninety (90) day negotiation period (or such longer period as agreed between the Parties) shall be deemed to constitute a waiver by Novartis of such right of first negotiation. If Novartis waives or is deemed to waive its right of first negotiation with respect to any such Active Compound, then Celgene shall be free to license such Research Compound to a Third Party in the CV Field and Novartis shall have no further rights with respect to such Research Compound.

     6. LICENSE GRANTS

     6.1 RESEARCH TERM LICENSE GRANTS.

         (A)  GRANTS BY  CELGENE.  Subject  to the terms and  condition  of this
Agreement:

              (i) Celgene hereby grants to Novartis and its Affiliates a worldwide, non-exclusive, non-transferable, royalty-free research license during the Research Term under Celgene Patent Rights, Celgene's interest in Joint Patent Rights and Know-How of Celgene solely for the purpose of carrying out Novartis' responsibilities under the Research Program.

              (ii) Celgene hereby grants to Novartis and its Affiliates a worldwide non-exclusive, non-transferable, royalty-free research license during the Research Term under Celgene Patent Rights, Celgene's interest in Joint Patent Rights and Know-How of Celgene solely for the purpose of conducting research in one or more Additional Fields.

         (B) GRANT BY NOVARTIS. Subject to the terms and conditions of this Agreement, Novartis hereby grants to Celgene and its Affiliates a worldwide, non-exclusive non-transferable, royalty-free research license during the Research Term under Novartis Patent Rights, Novartis' interest in Joint Patent Rights and Know-How of Novartis solely for the purpose of carrying out Celgene's responsibilities under the Research Program.

     6.2 ADDITIONAL RESEARCH AND COMMERCIALIZATION LICENSE GRANTS.

         (A) GRANT BY CELGENE. Subject to the terms and conditions of this Agreement (including, without limitation, the obligations under Sections 6.4(a) and (b)), Celgene hereby grants to Novartis and its Affiliates (x) an exclusive, royalty-bearing license in the Territory, with the right to sublicense, under Celgene Patent Rights, Celgene's interest in Joint Patent Rights and Know-How of Celgene to develop, make, have made, use, sell, offer for sale and import Products in all Fields of Use, and (y) non-exclusive, non-transferable, royalty-free research license in the Terriroty under Celgene Patent Rights, Celgene's interest in Joint Patent Rights and Know-How of Celgene solely for the purpose of conducting research on Research Compounds, Active Compounds, Candidate Compounds, Final Selected Compounds and Back-Up Compounds in all Fields of Use; provided, however, that:

              (i) with respect to Additional Products, Novartis' license under this Section 6.2(a) to develop, make, have made, use, sell, offer for sale and import such Additional Products in any Additional Field shall be subject to the provisions of Sections 5.2, 5.3 and 5.4; and

              (ii) with respect to Primary Products, Novartis shall be free to develop, make, have made, use, sell, offer for sale and import such Primary
Products in any Additional Field, but Novartis' license under this Section 6.2(a) to develop, make, have made, use, sell, offer for sale and import a Primary Product in the Oncology Field shall become effective

                   (1) for the prevention of cancer, only upon start of the Phase III Clinical Studies with such Primary Product in the Primary Field; and

                   (2) for the therapy of cancer: only upon the First Commercial Sale of such Primary Product in a Major Market in the Primary Field.

         (B) GRANT BY NOVARTIS. Subject to the terms and conditions of this Agreement, Novartis hereby grants to Celgene and its Affiliates an exclusive, fully-paid license in the Territory, with the right to sublicense, under Novartis Patent Rights, Novartis' interest in Joint Patent Rights and Know-How of Novartis to develop, make, have made, use, sell, offer for sale and import:

         (i) pharmaceutical products containing Research Compounds and Active Compounds selected by Celgene from the Oncology Pool pursuant to Section 5.2 in the Oncology Field; and

         (ii) Celgene Products in each Additional Field to which Celgene obtains rights under Section 5.4.

     6.3 SUBLICENSING. Novartis shall inform Celgene of each sublicense under the license granted in Section 6.2(a) above promptly after granting such sublicense. Celgene shall inform Novartis of each sublicense under the license granted in Section 6.2(b) above promptly after granting such sublicense. No sublicense shall relieve a Party of any obligations under this Agreement. Each Party shall ensure that the rights of the other Party are not adversely affected by any sublicense granted pursuant to this Section 6.3.

     6.4 EXCLUSIVITY.

         (A) As long as Novartis is using commercially reasonable efforts to diligently develop and/or commercialize at least one Primary Product in the Primary Field;

             (i) the licenses granted to Novartis in Section 6.2(a) shall continue to be effective with respect to any Candidate Compounds, Final Selected Compound or Back-Up Compound licensed to Novartis in the Primary Field under this Agreement, subject to the milestone and royalty payment obligations of Novartis described in Article 7; and

             (ii) Celgene shall not develop, make, have made, use and sell itself or through a Third Party and Er(alpha)-Selective compound for use within the Primary Field.

         (B) As long as Novartis is using commercially reasonable efforts to diilgently develop and/or commercialize at least one Primary Product in the Primary Field (unless for such Product initially developed for use in the Primary Field, development in the Primary Field is subsequently discontinued for scientific, commercial or strategic reasons) and at least one Additional Product in a specific Additional Field;

             (i) the licenses granted to Novartis in Section 6.2(a) shall continue to be effective with respect to any Candidate Compounds or Final Selected Compound or Back-Up Compound licensed to Novartis in such Additional Field under this Agreement, subject to the milestone and royalty payment obligations of Novartis described in Article 7; and

             (ii) Celgene shall not develop, make, have made, use and sell itself or through a Third Party and Er(alpha)-Selective compound for use within such Additional Field; provided; however, that Celgene shall be permitted to pursue the development and commercialization in the CV Field of Research Compounds (excluding Research Compounds within the SP500263 Series) discovered through the use of the CV Assay in accordance with Section 5.5 hereof.

         (C) Novartis shall be deemed to be using commercially reasonable efforts with respect to the provisions of Section 6.4(a) and (b) above if Novartis is actively undertaking diligent, commercially reasonable efforts, similar to those used for other Novartis products of comparable commercial potential, for the continuing development and the commercialization of a Product in the applicable Field of Use, including, without limitation, the development and/or optimization and/or further characterization of Active Compounds within the Primary Pool, Candidate Compounds and/or Final Selected Compounds and/or Products to which it is licensed under Section 6.2(a), the performance of an active derivation and lead optimization program with respect to Active Compounds within the Primary Pool, the designation of Candidate Compounds and Final Selected Compounds and Back-Up Compounds, initiation of clinical trials, submission of regulatory filings and commercial launch of a Product.

              (d) In the event Novartis fails to use commercially reasonable efforts as provided in Section 6.4(a) or (b) above, as such efforts are defined in Section 6.4(c), and provided that Novartis is not prevented in meeting its obligations to use commercially reasonable efforts by force majeure, government regulation or intervention or institution of a lawsuit by a Third Party), then Novartis' licenses to those indications in the Field of Use for which Novartis fails to use commercially reasonable efforts shall terminate and Celgene shall be free to research, develop and commercialize such Research Compound, Active Compound, Final Selected Compound, Back-Up Compound or Product alone or with a Third Party in the applicable Field of Use.

              (e) During the Research Term, Novartis shall provide information regarding its commercially reasonable efforts under Sections 6.4(a) and (b) to the RMC on a quarterly basis. Thereafer, during the remainder of the term of this Agreement, Novartis shall on at least a quarterly basis provide documentation to the reasonable satisfaction of Celgene that Novartis is using commercially reasonable efforts with respect to all Final Selected Compounds, Back-Up Compounds and Products.

7.        PAYMENTS

          7.1 UPFRONT FEE. In partial consideration of the grant of the licenses set forth in Sections 6.1(a) and 6.2(a) above, Novartis agrees to pay to Celgene on the Effective Date (subject to Section 8.1(a)) a one-time, non-refundable fee of ten million U.S. dollars ($10,000,000).

          7.2 MILESTONE PAYMENTS.

              (a) PRECLINICAL MILESTONE. Novartis shall pay to Celgene the nonrefundable milestone payment set forth below in accordance with Section 8.1(a):

         -----------------------------------------------------------------------
          MILESTONE EVENT                                    MILESTONE PAYMENT

          Designation of the first Final Selected Compound     $1.0 million
          in the Primary Field
         -----------------------------------------------------------------------

The foregoing milestone payment shall be payable only once.

              (b) CLINICAL MILESTONES. With respect to each Product (irrespective of the Field of Use in which such event occurs), Novartis shall pay to Celgene the nonrefundable milestone payments set forth below in accordance with Section 8.1(a):

         -----------------------------------------------------------------------
          MILESTONE EVENT                                   MILESTONE PAYMENT
         -----------------------------------------------------------------------
          Submission of IND for Product                        $3.0 million
         -----------------------------------------------------------------------
          Commencement of Phase II Clinical Trials of Product  $2.0 million
         -----------------------------------------------------------------------
          Commencement of Phase III Clinical Trials of Product $4.0 million
         -----------------------------------------------------------------------
          Submission of an NDA for Product                     $6.0 million
         -----------------------------------------------------------------------
          Regulatory Approval of Product in the United States  $8.0 million
         -----------------------------------------------------------------------
          Regulatory Approval of Product in a Major Market     $4.0 million
          other than the United States or Japan
         -----------------------------------------------------------------------
          Regulatory Approval of Product in Japan              $2.0 million
         -----------------------------------------------------------------------

provided, however, that if (i) a Product is abandoned during development after one or more of the milestone payments under this Section 7.2(b) has been made and (ii) a Product comprising or containing a Back-Up Compound is developed for the same indication as the abandoned Product to replace such abandoned Product, then only those milestone payments under this Section 7.2(b) that were not previously made with respect to such abandoned Product shall be payable with respect to the Product comprising or containing such Back-Up Compound. Payments made to Celgene pursuant to this Section 7.2 are non-refundable and may not be credited against any other payments payable by Novartis to Celgene under this Agreement.

         7.3 ROYALTIES. Subject to the provisions of this Article 7, Novartis shall pay to Celgene royalties on Net Sales of Products in the Territory at the following rates:

              (a) Ten percent (10%) of that portion of total annual Net Sales of Products that is less than $500 million;

              (b) Eleven percent (11%) of that portion of total annual Net Sales of Products that is equal to or greater than $500 million but less than $1 billion; and

              (c) Twelve percent (12%) of that portion of total annual Net Sales of Products that is equal to or greater than $1 billion.

provided, however, that royalties under this Section 7.3 shall be payable on a country-by-country basis for the longer of (i) the period that such Product or its manufacture, use or sale is covered by a Valid Claim in such country or (ii) ten (10) years from the date of First Commercial Sale of such Product in such country (the "ROYALTY TERM").

         7.4 THIRD PARTY ROYALTIES. With respect to payment of royalties under Third Party licenses that are necessary for Novartis' practice of the license granted by Celgene under Section 6.2(a). Novartis may reduce the royalties otherwise owing to Celgene hereunder on Net Sales of Products by forty percent (40%) of the royalty payments made under such Third Party license; provided, however, that the royalties otherwise payable to Celgene under this Agreement shall not be reduced by more than thirty percent (30%).

8.       PAYMENTS; REPORTS; AUDITS

         8.1 PAYMENT; REPORTS.

             (a) Upfront Fee and Milestone Payments: The payment to be made by Novartis to Celgene pursuant to Section 7.1 shall be made on or after the Effective Date within ten (10) days of receipt of an invoice from Celgene, which invoice may be delivered in advance of the Effective Date. All payments to be made by Novartis to Celgene pursuant to Sections 7.2 and 12.2(a) shall be made within twenty (20) business days of receipt of an invoice from Celgene. Novartis shall promptly (and in any event within (5) business days) following the occurrence of any event triggering a milestone payment under Section 7.2 above, notify Celgene in writing of such occurrence.

             (b) Royalty Payments and Reports: Royalty payments and reports for the sale of Products shall be calculated and reported for each calendar quarter. All royalty payments due to Celgene under this Agreement shall be paid within sixty (60) days of the end of each calendar quarter, unless otherwise specifically provided herein. Each payment of royalties shall be accompanied by a report of Net Sales of Products in sufficient detail to permit confirmation of the accuracy of the royalty payment made, including, without limitation and on a country-by-country basis, the Net Sales of Products in Swiss Francs, the royalties, in U.S. dollars, payable, the method used to calculate the royalty and the exchange rates used.

         8.2 EXCHANGE RATE; MANNER AND PLACE OF PAYMENT. All payments hereunder shall be payable in U.S. dollars. With respect to each quarter, for the countries other than the United States, whenever conversion of payments from any foreign currency shall be required, such conversion shall be made at the rate of exchange broadly applied by the Novartis Group to all foreign currency conversions into U.S. dollars, on the last business day of the applicable quarter. All payments owed under this Agreement shall be made by wire transfer to a bank and account designated in writing by Celgene, unless otherwise specified in writing by Celgene.

         8.3 PROHIBITED PAYMENTS. Notwithstanding any other provision of this Agreement, if Novartis is prevented from paying any such royalty by virtue of the statutes, laws, codes or governmental regulations of the country from which the payment is to be made, then such royalty may be paid by depositing funds in the currency in which accrued to Celgene's account in a bank acceptable to Celgene in the country whose currency is involved.

         8.4 LATE PAYMENTS. In the event that any payment, including royalty, milestone and research payments, due hereunder is not made when due, the payment shall accrue interest from the date due at the rate of one and one-half percent (1.5%) per month; provided, however, that in no event shall such rate exceed the maximum legal annual interest rate. The payment of such interest shall not limit a Party from exercising any other rights it may have as a consequence of the lateness of the payment; provided, however, that any late payment will not be considered a material breach of this Agreement unless such payment is more than three (3) months overdue.

         8.5 TAXES. The party receiving royalties and other payments under this Agreement will pay any and all taxes levied on account of such payment. If any taxes are required to be withheld by the paying party, it will (a) deduct such taxes from the remitting payment, (b) timely pay the taxes to the proper taxing authority, and (c) send proof of payment to the other Party and certify its receipt by the taxing authority within sixty (60) days following such payment.

         8.6 RECORDS AND AUDITS. During the Royalty Term and for a period of six
(6) years thereafter, Novartis shall keep complete and accurate records pertaining to the development and sale or other disposition of Products in sufficient detail to permit Celgene to confirm the accuracy of all payments due hereunder. Celgene shall have the right to cause an independent, certified public accountant reasonably acceptable to Novartis to audit such records to confirm Net Sales and royalty and other payments for a period covering not more than the preceding three (3) years. Such audits may be exercised during normal business hours upon reasonable prior written notice to Novartis. Prompt adjustments shall be made by the Parties to reflect the results of such audit. Celgene shall bear the full cost of such audit unless such audit discloses a variance of more than five percent (5%) from the amount of the Net Sales or royalties or other payments due under this Agreement. In such case, Novartis shall bear the full cost of such audit and shall promptly remit to Celgene the amount of any underpayment.

9.       INVENTIONS AND PATENTS.

         9.1 OWNERSHIP OF INVENTIONS. Ownership of inventions conceived of or reduced to practice in the course of the Research Program ("INVENTIONS") shall be determined in accordance with the rules of inventorship under United States patent laws. Celgene shall own all Inventions conceived of and reduced to practice during the Research Term solely by its employees and agents ("CELGENE INVENTIONS"), and all patent applications and patents claiming Celgene Inventions ("Celgene Patent Rights"). Novartis shall own all Inventions conceived of and reduced to practice during the Research Term solely by its employees and agents ("NOVARTIS INVENTIONS"), and all patent applications and patents claiming Novartis Inventions ("Novartis Patent Rights"). All inventions conceived of and reduced to practice jointly by employees or agents of Celgene and employees or agents of Novartis ("JOINT INVENTIONS"), and all Joint Patents, shall be owned jointly by Celgene and Novartis ("Joint Patent Rights").

         9.2  PROSECUTION AND MAINTENANCE OF PATENT RIGHTS.

              (a) Celgene shall be responsible, at its own expense, for the filing, prosecution and maintenance of all patent applications and patents within the Celgene Patent Rights. Novartis shall be responsible, at its own expense, for the filing, prosecution and maintenance of all patent applications and patents within the Novartis Patent Rights. Each Party shall consider in good faith the requests and suggestions of the other Party with respect to strategies for filing, prosecuting and maintaining such patent applications and patents. The responsible Party shall keep the other Party informed of progress with regard to the filing, prosecution, maintenance, enforcement and defense of patents applications and patents subject to this Section 9.2(a). In the event that Celgene desires to abandon any patent application or patent within the Celgene Patent Rights that claims a Celgene Invention, or if Celgene later declines responsibility for any such patent application or patent, Celgene shall provide reasonable prior written notice to Novartis of such intention to abandon or decline responsibility, and Novartis shall have the right, but not the obligation, as its own expense, to file, prosecute, and maintain such patent application or patent.

              (b) The Parties shall  determine by mutual  agreement which Party shall be responsible for the filing, prosecution and maintenance of patent applications and patents within the Joint Patent Rights on a case by case basis. In the event that a party responsible for the filing, prosecution and maintenance of any patent application or patent within the Joint Patent Rights desires to abandon such patent application or patent, or if such Party later declines responsibility for such patent application or patent, such Party shall provide reasonable prior written notice to the other Party of its intention to abandon or decline responsibility, and the other Party shall have the right, but not the obligation, to prepare, file, prosecute, and maintain any such patent application or patent within the Joint Patent Rights. The Parties shall share equally the costs of filing, prosecuting and maintaining patents or patent applications within the Joint Patent Rights.

         9.3 COOPERATION OF THE PARTIES. Each Party agrees to cooperate fully in the preparation, filing, and prosecution of any Patent Rights under this Agreement. Such cooperation includes, but is not limited to:

              (a) executing all papers and instruments, or requiring its employees or agents, to execute such papers and instruments, so as to effectuate the ownership of Patent Rights set forth in Section 9.1 and to enable the other Party to apply for and to prosecute patent applications in any country;

              (b) promptly informing the other Party of any matters coming to such Party's attention that may affect the preparation, filing, or prosecution of any such patent applications; and

              (c) in the event that applicable law in any country of the Territory provides for the extension of the term of any Celgene Patent Rights, Novartis Patent Rights or Joint Patent Rights, applying for and using reasonable efforts to obtain such an extention and cooperating in obtaining such extension.

         9.4 INFRINGEMENT OF THIRD PARTY RIGHTS. Celgene and Novartis shall promptly notify the other in writing of any allegation by a Third Party that the exercise by either of the Parties of any license granted hereunder infringes or may infringe the intellectual property rights of such Third Party. Celgene shall have the right to control the defense of any claims with respect to the Celgene Patent Rights at its own expense and by counsel of its own choice. Novartis shall have the right to control the defense of any claims with respect to the Novartis Patent Rights at its own expense and by counsel of its own choice. In the event that such matter includes claims with respect to the Joint Patent Rights, the Party responsible for prosecution and maintenance of the applicable Joint Patent Rights under Section 9.2(b) shall have the right to control the defense of such claims by counsel of its own choice and the Parties shall share equally the costs with respect thereto. If Celgene fails to proceed in a timely fashion with regard to the defense of any claims with respect to the Celgene Patent Rights that are likely to have a material adverse effect on any Product being developed or commercialized by Novartis pursuant to a license granted hereunder, Novartis shall have the right to control any such defense of such claim at its own expense and by counsel of its own choice, and Celgene shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. If Novartis fails to proceed in a timely fashion with regard to the defense of any claims with respect to the Novartis Patent Rights that are likely to have a material adverse effect on any product being developed or commercialized by Celgene pursuant to a license granted hereunder, Celgene shall have the right to control any such defense of such claim at its own expense and by counsel of its own choice, and Novartis shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. If the responsible Party with respect to any Joint Patent Rights fails to proceed in a timely fashion with regard to the defense of any claims with respect to the Joint Patent Rights, the other Party shall have the right to control any such defense of such claim at its own expense and by counsel of its own choice, and the first Party shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. Neither Party shall have the right to settle any patent infringement litigation under this Section 9.4 in a manner that diminishes the rights or interests of the other Party or obligates the other Party to make any payment or take any action without the prior written consent of such other Party.

         9.5 INFRINGEMENT BY THIRD PARTIES. Celgene and Novartis shall promptly notify the other in writing of any alleged or threatened infringement of any patent included in the Celgene Patent Rights, Novartis Patent Rights or Joint Patent Rights of which they become aware. Both Parties shall use their best efforts in cooperating with each other to terminate such infringement without litigation. Celgene shall have the right to bring and control any action or proceeding with respect to infringement of any patent included in the Celgene Patent Rights at its own expense and by counsel of its own choice. Novartis shall have the right to bring and control any action or proceeding with respect to infringement of any patent included in the Novartis Patent Rights at its own expense and by counsel of its own choice. In the event any patent included in the Joint Patent Rights is infringed by a Third Party, the Party responsible for prosecution and maintenance of the applicable Joint Patent Rights under Section 9.2(b) shall have the right to bring and control any action or proceeding with respect to such patent, and the Parties shall share equally in the expenses thereof. With respect to infringement of any patent included in the Celgene Patent Rights that is likely to have a material adverse effect on any Product being developed or commercialized by Novartis pursuant to a license granted hereunder, if Celgene fails to bring an action or proceeding within (a) sixty
(60) days following the notice of alleged infringement or (b) ten (10) days before the time limit, if any, set forth in the appropriate laws and regulations for the filing of such actions, whichever comes first, Novartis shall have the right to bring and control any such action at its own expense and by counsel of its own choice, and Celgene shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. With respect to infringement of any patent included in the Novartis Patent Rights that is likely to have a material adverse effect on any product being developed or commercialized by Celgene pursuant to a license granted hereunder, if Novartis fails to bring an action or proceeding within (a) sixty (60) days following the notice of alleged infringement or (b) ten (10) days before the time limit, if any, set forth in the appropriate laws and regulations for the filing of such actions, whichever comes first, Celgene shall have the right to bring and control any such action at its own expense and by counsel of its own choice, and Novartis shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. With respect to infringement of any patent included in the Joint Patent Rights, if the responsible Party fails to bring an action or proceeding within (a) sixty (60) days following the notice of alleged infringement or (b) ten (10) days before the time limit, if any, set forth in the appropriate laws and regulations for the filing of such actions, whichever comes first, the other Party shall have the right to bring and control any such action at its own expense and by counsel of its own choice, and the first Party shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. In the event a Party brings an infringement action, the other Party shall cooperate fully, including if required to bring such action, the furnishing of a power of attorney. Neither Party shall have the right to settle any patent infringement litigation under this Section 9.5 in a manner that diminishes the rights or interests of the other Party without prior written consent of such other Party. Except as otherwise agreed to by the Parties as part of a cost-sharing arrangement, any recovery realized as a result of such litigation, after reimbursement of any litigation expenses of

Celgene and Novartis, shall belong to the Party who brought the action, provided that any such recovery realized by Novartis and representing damages for lost sales of Products shall be treated as Net Sales for purposes of this Agreement.

10.      CONFIDENTIALITY; PUBLICATIONS

         10.1 CONFIDENTIALITY. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties, the Parties agree that, for the term of this Agreement and for five (5) years thereafter, the receiving Party (the "RECEIVING PARTY") shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as provided for in this Agreement any Information furnished to it by the other Party (the "DISCLOSING PARTY") pursuant to this Agreement (the "CONFIDENTIAL INFORMATION") unless the Receiving Party can demonstrate by contemporaneous, competent written proof that such Confidential Information:

              (a) was already known to the Receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the Disclosing Party;

              (b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party;

              (c) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the Receiving Party in the breach of the Agreement;

              (d) was disclosed to the Receiving Party, other than under an obligation of confidentiality to the Third Party, by a Third Party who had no obligation to the Disclosing Party or any Third Party not to disclose such information to others; or

              (e) was independently discovered or developed by the Receiving Party without the use of Confidential Information belonging to the Disclosing Party.

         10.2 AUTHORIZED DISCLOSURE. Each Party may disclose Confidential Information belonging to the other Party to the extent such disclosure is reasonably necessary in the following instances:

              (a)  filing  or  prosecuting   patent   applications   under  this
Agreement;

              (b) regulatory filings;

              (c) prosecuting or defending litigation;

              (d) complying with applicable governmental regulations;

              (e) conducting preclinical or clinical trials of Products; and

              (f) disclosure to Affiliates, sublicensees, employees, consultants or agents who are bound by similar terms of confidentiality and non-use at least equivalent in scope to those set forth in this Article 10.

         Notwithstanding the foregoing, in the event a Party is required to make a disclosure of the other Party's Confidential Information pursuant to this
Section 10.2 it will, except where
impracticable, give reasonable advance notice to the other Party of such disclosure and use best efforts to secure confidential treatment of such information. In any event, the Parties agree to take all reasonable action to avoid disclosure of Confidential Information hereunder. The Parties will consult with each other and agree on the provisions of this Agreement to be redacted in any filings made by the Parties with the Securities and Exchange Commission or as otherwise required by law.

         10.3 PUBLICATIONS. Each Party recognizes that the publication of papers regarding results of the research and development activities performed under the Collaboration, including oral presentations and abstracts, may be beneficial to both Parties provided such publications are subject to reasonable controls to protect Confidential Information. In particular, it is the intent of the Parties to maintain the confidentiality of any Confidential Information included in any foreign patent application until such foreign patent application has been published. Accordingly, each Party shall have the right to review and approve any paper proposed for publication by the other Party, including oral presentations and abstracts, which utilizes data generated from the Collaboration and/or includes Confidential Information of the other Party. Before any such paper is submitted for publication, the Party proposing publication shall deliver a complete copy to the other Party at least forty-five
(45) days prior to submitting the paper to a publisher. The receiving Party shall review any such paper and give its comments to the publishing Party within thirty (30) days of the delivery of such paper to the receiving Party. With respect to oral presentation materials and abstracts, the Parties shall make reasonable efforts to expedite review of such materials and abstracts, and shall return such items as soon as practicable to the publishing Party with appropriate comments, if any, but in no event later than 30 days from the date of delivery to the receiving Party. The publishing Party shall comply with the other Party's request to delete references to such other Party's Confidential Information in any such paper and agrees to withhold publication of same for an additional one hundred eighty (180) days to permit the Parties to obtain patent protection, if either of the Parties deem it necessary, in accordance with the terms of this Agreement, provided however that the structure of Research Compounds may in any case only be disclosed with the written agreement of both Parties.

         10.4 PUBLICITY. It is understood that the Parties intend to issue a joint press release announcing the execution of this Agreement and agree that each Party may desire or be required to issue subsequent press releases relating to the Agreement or activities thereunder. The Parties agree to consult with each other reasonably and in good faith with respect to the text and timing of such press releases prior to the issuance thereof, provided that a Party may not unreasonably withhold consent to such releases, and that either Party may issue such press releases as it determines, based on advice of counsel, are reasonably necessary to comply with laws or regulations or for appropriate market disclosure. In addition, following the initial joint press release announcing this Agreement, either Party shall be free to disclose, without the other Party's prior written consent, the existence of this Agreement, the identity of the other Party and those terms of the Agreement which have already been publicly disclosed in accordance herewith.

11.      REPRESENTATIONS AND WARRANTIES

         11.1 REPRESENTATIONS AND WARRANTIES. Each Party represents and warrants to the other that:

              (a) CORPORATE POWER. It is duly organized and validly existing under the laws of its state or country of incorporation, and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof.

              (b) DUE AUTHORIZATION. It is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and any person executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate action.

              (c) BINDING AGREEMENT. This Agreement is legally binding upon it and enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by it does not conflict with any agreement, instrument or understanding, oral or written, to which it is a Party or by which it may be bound, nor violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

              (d) GRANT OF RIGHTS. It has not, and will not during the term of this Agreement, grant any right to any Third Party which would conflict with the rights granted to the other Party hereunder.

              (e) EMPLOYEE OBLIGATIONS. All of its employees, officers and consultants participating in the Research Program have executed agreements requiring assignment to such Party of all inventions made during the course of and as a result of their association with such Party and obligating the individual to maintain as confidential the confidential information of the Party, as well as the confidential information of a Third Party which such Party may receive.

         11.2 CELGENE REPRESENTATION. Celgene represents that to the best of its knowledge as of the Effective Date, the Celgene Patent Rights do not infringe any Third Party patents.

         11.3 DISCLAIMER OF WARRANTIES. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY TO THE OTHER PARTY OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF NON-INFRINGEMENT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. Without limiting the generality of the foregoing, each Party expressly does not warrant
(a) the success of any research commenced under the Research Program or (b) the safety or usefulness for any purpose of the technology it provides hereunder.

         11.4 LIMITATION OF LIABILITY. NEITHER PARTY SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT OR ANY LICENSE GRANTED HEREUNDER.

         11.5  INDEMNIFICATION.

               (a) Novartis hereby agrees to save, defend, indemnify and hold harmless Celgene and its officers, directors, employees, consultants and agents from and against any and all losses, damages, liabilities, expenses and costs, including reasonable legal expense and attorneys' fees ("LOSSES"), to which Celgene may become subject as a result of any claim, demand, action or other proceeding by any Third Party to the extent such Losses arise directly or indirectly out of (a) the practice by Novartis of any license granted hereunder, or (b) the development, manufacture, use, handling, storage, sale or other disposition of any Product by Novartis, its Affiliates or sublicensees, except to the extent such Losses result from the gross negligence or willful misconduct of Celgene.

              (b) Celgene hereby agrees to save, defend, indemnify and hold harmless Novartis and its officers, directors, employees, consultants and agents from and against any and all Losses to which Novartis may become subject as a result of any claim, demand, action or other proceeding by any Third Party to the extent such Losses arise directly or indirectly out of (a) the practice by Celgene of any license granted hereunder, or (b) the development, manufacture, use, handling, storage, sale or other disposition of any product by Celgene, its Affiliates or sublicensees, except to the extent such Losses result from the gross negligence or willful misconduct of Novartis.

              (c) In the event a Party seeks indemnification under this Section 11.5, it shall inform the other Party (the "INDEMNIFYING PARTY") of a claim as soon as reasonably practicable after it receives notice of the claim, shall permit the Indemnifying Party to assume direction and control of the defense of the claim (including the right to settle the claim solely for monetary consideration), and shall cooperate as requested (at the expense of the Indemnifying Party) in the defense of the claim.

12.      TERM AND TERMINATION

         12.1 TERM. This Agreement shall commence as of the Effective Date and shall continue until the last day of the Royalty Term, unless terminated earlier as provided herein.

         12.2 TERMINATION BY NOVARTIS.

              (a) During the Research Term, Novartis may at any time without cause terminate this Agreement by giving ninety (90) days prior notice.

              (b) After the Research Term and up to the submission of an NDA, Novartis may terminate this Agreement regarding any Compound/Field/Country or in its entirety at any time without cause with ninety (90) days prior written notice.

              (c)  Following  NDA   submission,   Novartis  may  terminate  this
Agreement at any time partially or in its entirety without cause with one hundred eighty (180) days prior written notice.

              (d) In addition Novartis may terminate this Agreement on a Product-by-Product and country-by-country basis or in its entirety with ninety
(90) days prior written notice in the event that the Product cannot be reasonably commercialized in such country or the major part of the Territory, as the case may be. For the purpose of this Section 12.2(d), it will be deemed that the Product cannot be reasonably commercialized in case of, but not limited to one of the following events: safety issues, lack of efficacy, unacceptable pharmaceutical properties, issues on Regulatory Approvals, infringement of Third Party intellectual property rights.

                  (E) Celgene will provide  written notice to Novartis of any of the following proposed events: (i) a merger, reorganization or consolidation of Celgene which results in the voting securities of Celgene outstanding immediately prior to such transaction ceasing to represent at least 50% of the combined voting power of the surviving entity immediately after such transaction; or (ii) any Third Party (other than any trustee or other fiduciary holding securities under an employee benefit plan of Celgene, or any corporation or other entity owned directly or indirectly by the stockholders of Celgene in substantially the same proportion as their ownership of stock of Celgene), together with its affiliates, becoming the beneficial owner of more than 50% of the combined voting power of the outstanding securities of Celgene. Novartis may, at any time during the forty-five (45) day period after the date of such notice from Celgene, terminate this Agreement with immediate effect upon written notice to Celgene.

         12.3     TERMINATION  FOR  CAUSE.   Either  Party  may  terminate  this
Agreement prior to the expiration of the term of this Agreement upon the occurrence of any of the following:

                  (A) Upon or after the bankruptcy, insolvency, dissolution or winding up of the other Party (other than dissolution or winding up for the purposes of reconstruction or amalgamation); or

                  (B) Upon or after the breach of any material provision of this Agreement by the other Party if the breaching Party has not cured such beach within sixty (60) days after written notice thereof by the non-breaching Party.

         12.4     EFFECT OF EXPIRATION OR TERMINATION

                  (A) Upon termination of this Agreement by Novartis pursuant to
Section 12.2 (with respect to that portion of the Agreement that is terminated) or by Celgene pursuant to Section 12.3 (i) all rights under the licenses granted by Celgene to Novartis hereunder shall automatically terminate and revert to Celgene, (ii) any sublicenses granted hereunder by Novartis shall remain in effect, but shall be assigned to Celgene and (iii) the licenses granted by Novartis to Celgene hereunder shall survive in accordance with their terms.

                  (B) Upon termination of this Agreement by Novartis pursuant to
Section 12.3, (i) all rights under the licenses granted by Novartis to Celgene hereunder shall automatically terminate and revert to Novartis, (ii) any sublicenses granted hereunder by Celgene shall remain in effect, but shall be assigned to Novartis and (iii) the license granted under Section 6.2(a) shall remain in effect, subject to compliance by Novartis with all applicable provisions of this Agreement (including, without limitation, the payment obligations set forth in Article 7).

                  (C) Notwithstanding any other provision of this Agreement to the contrary, in the event that Novartis terminates this Agreement with respect to any Compound/Field/Country or in its entirety pursuant to Section 12.2(a),
(b), (c) or (d), Novartis shall remain obligated to make payments to Celgene in accordance with Sections 7.3, 7.4 and 7.5 and Article 8 hereof to the extent that Novartis continues to develop and/or commercialize any product included in the definition of "Product" hereunder.

                  (D) Expiration or termination of this agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination. Except as set forth below or elsewhere in this Agreement, the obligations and rights of the Parties under Sections 8.6, 9.1, 11.3, 11.4, 11.5 and 12.4 (including the provisions therein that are contemplated to continue following termination) and Article 8, 10, 13 and 14 shall survive expiration or termination of this Agreement.
                                       31.

                  (E) Within thirty (30) days following the expiration or termination of this Agreement, except to the extent and for so long as a Party retains license rights under Sections 12.4(a) or (b), each Party shall deliver to the other Party any and all Confidential Information of the other Party in its possession.

                  (F) Upon expiration of this Agreement, Novartis shall have a perpetual, fully paid-up, royalty-free license to Product(s).

13.      DISPUTE RESOLUTION

         13.1 DISPUTES. The Parties recognize that disputes as to certain matters may from time to time arise which relate to either Party's rights and/or obligations hereunder. It is the objective of the Parties to establish procedures to facilitate the resolution of such disputes in an expedient manner by mutual cooperation and without resort to litigation. To accomplish this objective, the Parties agree to follow the procedures set forth in section 13.2 if and when such a dispute arises between the Parties.

         13.2 PROCEDURES. If any dispute arises between the Parties relating to the interpretation, breach or performance of this Agreement or the grounds for the termination thereof, and the Parties cannot resolve the dispute within thirty (30) days of a written request by either Party to the other Party, the Parties agree to hold a meeting, attended by the Chief Executive Officer of Celgene and the CEO of Novartis or their assignees, to attempt in good faith to negotiate a resolution of the dispute prior to pursuing other available remedies. If, within sixty (60) days after such written request, the Parties have not succeeded in negotiating a resolution of the dispute, such dispute shall be submitted to final and binding arbitration under the then current commercial rules and regulations of the American Arbitration association ("AAA") relating to voluntary arbitrations. The arbitration proceedings shall be held in New York, New York. The arbitration shall be conducted by one arbitrator, who is knowledgeable in the subject matter at issue in the dispute and who shall be selected by mutual agreement of the Parties or, failing such agreement, shall be selected in accordance with the AAA rules. Each Party shall initially bear its own costs and legal fees associated with such arbitration. The prevailing Party in any such arbitration shall be entitled to recover from the other Party the reasonable attorneys' fees, cost and expenses incurred by such prevailing Party in connection with such arbitration. The decision of the arbitrator shall be final and binding on the Parties. The arbitrator shall prepare and deliver to the Parties a written, reasoned opinion conferring its decision. Judgment on the award so rendered may be entered in any court having competent jurisdiction thereof.

14.      MISCELLANEOUS

         14.1 ASSIGNMENT. Except as expressly provided hereunder, neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by either Party without the prior written consent of the other Party (which consent shall not be unreasonably withheld); provided, however, that either Party may assign this Agreement and its rights and obligations hereunder without the other Party's consent (a) in connection with the transfer or sale of all or substantially all of the business of such Party to which this Agreement relates to another Party, whether by merger, sale of stock, sale of assets or otherwise, or (b) to any Affiliate. In the event of such transaction, however, intellectual property rights of a party to such transaction other than one of the Parties to this Agreement (the "ACQUIRING PARTY"), shall not be included in the technology licensed hereunder. Notwithstanding the foregoing, any such assignment to an Affiliate shall not relieve the assigning Party of its responsibilities for performance of its obligations under this Agreement. The rights and obligations of the Parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties. Any assignment not in accordance with this Agreement shall be void. 32.

         14.2 FORCE MAJEURE. Neither Party shall he held liable or responsible to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement (other than non-payment) when such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, including, but not limited to, fire, floods, embargoes, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority or the other Party.

         14.3 SEVERABILITY. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

         14.4 NOTICES. All notices and other communications provided for hereunder shall be in writing and shall be mailed by first-class, registered or certified mail, postage paid, or delivered personally, by overnight delivery service or by facsimile, with confirmation of receipt, addressed as follows:

         If to Novartis, addressed to:

                           Novartis Pharma AG
                           P.O. Box
                           CH-4002 Basel-Switzerland
                           Attn.:  General Counsel
                           Fax:  +41-61-6859

         If to Celgene, addressed to:

                           Celgene Corporation
                           7 Powder Horn Drive
                           Warren, New Jersey 07059, USA
                           Attn.:  Chief Executive Officer
                           Fax:  (732) 805 3931

Either Party may by like notice specify or change an address to which notices and communications shall thereafter be sent. Notices sent by facsimile shall be effective upon confirmation of receipt, notices sent by mail or overnight delivery service shall be effective upon receipt, and notices given personally shall be effective when delivered.

         14.5     GOVERNING LAW.   This  Agreement  shall  be  governed  by, and
construed and enforced in accordance with, the laws of the State of New York without regard to conflicts-of-laws principles.

         14.6 INDEPENDENT CONTRACTORS. It is expressly agreed that Celgene and Novartis shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership or agency of any kind. Neither Celgene nor Novartis shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior written consent of the other Party.

         14.7     ENTIRE AGREEMENT; AMENDMENT.   This  Agreement  (including the
exhibits attached hereto) sets forth all of the covenants, promises, agreements, warranties, representations, conditions and

                                       33.

understandings between the Parties hereto with respect to the subject matter hereof and supersedes and terminates all prior agreements and understandings between the Parties. There are no covenants, promises, agreements, warranties, representations conditions or understandings, either oral or written, between the Parties other than as set forth herein. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties hereto unless reduced to writing and signed by the respective authorized officers of the Parties.

         14.8 HEADINGS. The captions to the several Articles and Sections hereof are not a part of this Agreement, but are merely guides or labels to assist in locating and reading the several Articles and Sections hereof.

         14.9 WAIVER. Except as specifically provided for herein, the waiver from time to time by either of the Parties of any of their rights or their failure to exercise any remedy shall not operate or be construed as a continuing waive of same or of any other of such Party's rights or remedies provided in this Agreement.

         14.10 COUNTERPARTS. This Agreement may be executed in multiple counterparts (which may be delivered by facsimile), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.






























                                       34.

         IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.


CELGENE CORPORATION                                NOVARTIS PHARMA AG

By:      /s/ Sol J. Barer                          By:      /s/ V. Hartmann
         ---------------------------------                  ---------------

Name:    Sol J. Barer                              Name:    V. Hartmann
         ---------------------------------                  -----------
Title:   President/Chief Operating Officer         Title:   Head BDIL
         ---------------------------------                  ---------



EXHIBITS

A        Active Compound Criteria
B        Research Plan


































                                       35.